Alpine 4 Holdings (ALPP) Acquires RCA Commercial Electronics, a Continuation from the American Conglomerate Founded in 1919

Alpine 4 Holdings, Inc.

Dec 13, 2021, 09:00 ET

PHOENIX, Dec. 13, 2021 /PRNewswire/ -- Alpine 4 Holdings, Inc. (Nasdaq: ALPP), a leading operator and owner of small market businesses, announced today that it has acquired RCA Commercial Electronics (RCA) of Indianapolis, Indiana, and its operating entity DTI Services.

RCA Commercial Electronics is the continuance of the US-based legacy conglomerate RCA Corporation which dominated the electronics industry in the 20th century.  DTI Services acquired the rights to the RCA brand in 2006 to design and build products for the Hospital, Lodging, Education, and Institutional markets.  In 2018, DTI Services acquired the entire lighting division of LG including all IP for smart lighting products, also now sold under the RCA banner.

www.rcaled.com

www.rcacommercialtv.com

The RCA Corporation, an American electronics company, was founded as the Radio Corporation of America in 1919 and headquartered in Indiana. It was initially a patent trust owned by General Electric (GE), Westinghouse, AT&T Corporation, and United Fruit Company. As a company whose beginnings derived from patents, it quickly became the gold standard of innovation around the world.  As the dominant electronics and communications firm in the United States for over five decades, RCA was at the forefront of the rapidly growing radio industry in the early 1920s as a major manufacturer of radio receivers and the exclusive manufacturer of the first superheterodyne sets. Additionally, RCA created the first nationwide American radio network, the National Broadcasting Company (NBC). The company was also a pioneer in the introduction and development of television, both black and white and especially color. RCA became the leader in consumer satellite technology and is the legacy system that is now known as DirectTV.

In the 1970s, RCA diversified into a multinational conglomerate, and in December 1985, it was announced that GE would reacquire its former subsidiary for $6.28 billion in cash, or $66.50 per share of stock.  The sale was completed the next year, and despite initial assurances that RCA would continue to operate as a mostly autonomous unit, it was revealed that GE’s main motivation in purchasing RCA was to acquire the NBC Television Network which RCA owned; GE proceeded to sell off most of the other RCA assets.   In 2004, the RCA brand was sold off to Technicolor SA, a French conglomerate.  One of the largest TV distributors of RCA’s former TV division, and one of RCA’s lead engineers approached Technicolor to license the name from Technicolor to continue on the RCA brand as RCA Commercial.

Kent B. Wilson, Alpine 4’s CEO, had this to say: “There are very few moments in life outside of being a parent, where life presents something of enormous gravity that you have the opportunity to be the caretaker of.  This acquisition represents one of those moments in time.  I, and by extension Alpine 4, are unabashedly proud of being a collector of American companies, and the RCA name is the purest expression of what we call ‘Americana.’ RCA’s historical importance to shaping our daily lives is rarely seen in companies of today.  The radio of the 1920’s and 30’s and then the TV of the 1940’s and beyond are the equivalent to the internet and the smart phone of today. Over the last seven months, as we put this deal together, we recognized vast opportunities for the RCA brand within the Alpine 4 family of companies.  As a company of innovation, like RCA has been historically, we come across various products, ideas, and inventions that have real possibilities of becoming branded under the RCA name.  The power of this name is already starting to bear fruit as we have several products that will come to market in 2022 with the RCA name on it.”

Jeff Kingston, President of RCA commented, “RCA’s reputation as the most trusted name in Electronics, is just as relevant today as it was back in 1919. We proudly operate out of our new 70,000 sq ft Technology Center with offices strategically placed around the country and we are poised for expansive growth. It’s a pivotal time to join Alpine 4 and we look forward to the combined collaborative creativity being put into action through innovative products and projects.”

RCA will reside in the A4 Technologies, Inc., Portfolio as both a Stabilizer and Facilitator from Alpine 4’s DSF business model.

About Alpine 4 Holdings:  Alpine 4 Holdings, Inc. (ALPP) is a NASDAQ traded conglomerate that acquires businesses that fit into its disruptive DSF business model of Drivers, Stabilizers, and Facilitators. At Alpine 4, we understand the nature of how technology and innovation can accentuate a business.  Our focus is on how the adaptation of new technologies, even in brick-and-mortar businesses, can drive innovation.   We also believe that our holdings should benefit synergistically from each other, have the ability to collaborate across varying industries, spawn new ideas, and create fertile ground for competitive advantages.

Four principles at the core of our business are Synergy. Innovation. Drive. Excellence.  At Alpine 4, we believe synergistic innovation drives excellence.  By anchoring these words to our combined experience and capabilities, we can aggressively pursue opportunities within and across vertical markets.  We deliver solutions that not only drive industry standards, but also increase value for our shareholders.

Contact: Investor Relations

investorrelations@alpine4.com

www.alpine4.com

Forward-Looking Statements: Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Statements that relate to our future operations, our ability to develop the technologies discussed above, and any financial performance based on the results of our merger with RCA, among others, as well as any statements that are not statements of historical facts constitute forward-looking statements.  The information disclosed in this press release is made as of the date hereof and reflects Alpine 4 most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.

SOURCE Alpine 4 Holdings, Inc.